EXHIBIT 10.7



                                   DJ LIMITED
       ------------------------------------------------------------------
              INTERNATIONAL MONEY MANAGEMENT AND CORPORATE FINANCE



March 15, 2000


Philip Garratt
Shopping Sherlock, Inc.
Two Union Square
601 Union Street
Suite 4200
Seattle, Washington
USA 98101

Via Fax: 604-687-7661


Dear Philip:

We are writing this letter to confirm our understanding that DJ Limited ("DJL") is the placement agent in the proposed funding for Shopping Sherlock, Inc., (the "Company") in connection with the sale of the Company's Securities in a transaction pursuant to Regulation D ("Reg D") promulgated under the United States Securities Act of 1933, as amended (the "Securities Act"). It is currently intended that the Company will sell up to and including US $58,000,000 (Fifty Eight Million United States Dollars) of the Company's Securities (the "Securities") as outlined on the 2 Offering Memorandums. It is understood that DJL will act as the agent for the offering on a "best efforts" basis.

The Company agrees to issue to DJL, upon the signing of this agreement, 50,000 warrants, exercisable at $14.50 (Fourteen United States Dollars and Fifty cents) for a period of five years. In addition, the Company will pay or cause to be paid to DJL a success cash fee equal to seven percent (7%) of the gross proceeds invested. The Company will also issue to DJL 5000 broker warrants per $1,000,000 raised, exercisable at $11.00 for a period of five years from the Closing Date. Any raised amounts under $1,000,000 lots will be pro-rated. It is understood that all fees discussed herein, also cover the fee allocation to Control Capital, Inc., and Chase Equity.

Further, upon the successful completion of the proposed transaction that results in a minimum gross proceeds of US$30,000,000 (Thirty Million United States Dollars) solely from DJL's capital raising efforts (which include Control Capital and Chase Equity), the Company agrees that DJL will receive first right of refusal on any financing under Reg D or Regulation S ("Reg S") for a period of one (1) year from the final conversion date restriction contemplated in this transaction. DJL will have ten business days to match the terms and commitments from any other source and will not demand any consideration for the right of first refusal being waived or surrendered.



------                                                                    ------
SSLK                                                                        DJL


                                   DJ LIMITED
         Gibbons Building, 10 Queen Street, Suite 303, P.O. Box HM 1154,
                            Hamilton, HM EX, Bermuda
                       Tel: 441-296-6001 Fax: 441-296-6007

For a period of three (3) years from the effective date of this agreement, the Company agrees that any parties introduced to the Company by DJL or any DJL affiliate are deemed to be clients of DJL and therefore agrees not to solicit or contact directly or indirectly DJL's clients without DJL's written consent regardless of whether or not this financing is completed.

DJL may find qualified buyers for the Company's Securities and work closely with the Company to coordinate the Company's placement activities. However, the funding is subject to the completion of additional due diligence, no material changes in the Company's business or prospects and the negotiation and execution of definitive investment documentation acceptable to a qualified purchaser and its legal counsel. The purchase of the Securities will be affected pursuant to a subscription agreement and ancillary documents that are satisfactory in form and substance to the qualified purchaser(s).

If the Company for any reason within its control determines not to proceed with any financial transaction contemplated by this Engagement Letter after such transaction has been accepted by the Company or shall fail to deliver the Securities pursuant to subscription agreements from purchasers located by DJL, the Company shall (I) hold DJL harmless against any loss or damage arising from, or as a result of, such failure by the Company, and (II) pay to DJL a fee to which DJL would be entitled in connection with the subscription agreement(s) as if the purchase of Securities thereunder had been consummated. In addition, if the transactions contemplated hereby do not take place prior to the termination date of this letter agreement, DJL shall be entitled to receive the same fee on any other registered or unregistered financing in the form of Reg D or Reg S financing arranged within three (3) months of the date hereof, provided however, that such fee will only extend to securities sold to purchasers located or identified by DJL prior to such termination. The Company reserves the right to withdraw from any transaction as contemplated herein if the Company becomes aware of any information relating to a purchaser of its securities that it may deem to be detrimental to its interests and reputation.

Except to the extent authorized by the Company or required by law, rule or regulation or any decision or order of any court of competent jurisdiction or regulatory authority, DJL agrees that it shall not disclose to any person, other than to persons who need to know the information in connection with DJL's engagement hereunder (subject to the last sentence of this section), any confidential information which has not become public about the Company received by DJL from the Company or its agents, attorneys or accountants with the services rendered hereunder. DJL shall notify the Company of any order or directive to DJL to disclose any such confidential information and shall cooperate with the Company (at the Company's sole cost and expense) in resisting such order or directive, if appropriate, in limiting the scope of the information to be disclosed, and in maintaining the confidentiality of any information that is disclosed. Without the consent of the Company DJL shall not disclose any confidential information to any employee or agent of DJL except in connection with rendering advice to the Company and shall use all reasonable efforts to ensure that proprietary financial techniques developed by the Company and any of its other financial advisors remain confidential.


------                                                                    ------
SSLK                                                                        DJL



                                   DJ LIMITED                                 2
         Gibbons Building, 10 Queen Street, Suite 303, P.O. Box HM 1154,
                            Hamilton, HM EX, Bermuda
                       Tel: 441-296-6001 Fax: 441-296-6007

The Company and DJL agree to indemnify, defend and hold harmless each other and their respective affiliates and representatives, and all shareholders, directors, officers and employees of the Company and DJL and their representative affiliates and representatives and their respective assigns and heirs, as the case may be, against any claims, actions (wherever located), damages, losses, liabilities or costs, including, without limitation, defense cost, court costs and attorney's fees and expenses incurred in investigation or defense thereof, arising from or based upon any untrue statements of, or omission to state, any material fact by the Company or DJL, as applicable. This indemnity shall survive termination of the Agreement. The Company and DJL shall not be responsible for any claims, actions, damages, losses, liabilities or costs resulting primarily from the other's bad faith or willful misconduct. This indemnity shall survive the termination of this letter pursuant to the following sentence.

This letter agreement shall terminate on the 16th day of June, 2000.

This letter shall be governed by and construed in accordance with the laws of Bermuda.

We look forward to working with you on this assignment.

Sincerely yours,




Nir Sadeh

If the foregoing terms are acceptable, please indicate by signing below.

Shopping Sherlock                              DJ Limited


---------------------------                    --------------------------------
Philip Garratt                                 Nir Sadeh
CEO / President                                Vice President

---------------------------                    --------------------------------
Date                                           Date





                                   DJ LIMITED                                 2
         Gibbons Building, 10 Queen Street, Suite 303, P.O. Box HM 1154,
                            Hamilton, HM EX, Bermuda
                       Tel: 441-296-6001 Fax: 441-296-6007